EXHIBIT 99.1

FOR IMMEDIATE RELEASE

AtheroGenics Seeks to Realign Capital Structure

- Will Not Repay 2008 Notes at Maturity -

ATLANTA, GA – September 2, 2008 – AtheroGenics, Inc. (Nasdaq: AGIX), a pharmaceutical company focused on the treatment of chronic inflammatory diseases, today reported that it will not repay the Company’s 4.5% Convertible Notes (the “2008 Notes”, CUSIP 047439AB0) due today, nor will it make its scheduled interest payment on the 2008 Notes or the 4.5% Convertible Notes due March 1, 2011 (the “2011 Notes”, CUSIP 047439AE4). The Company has been attempting to restructure its 2008 Notes prior to their maturity, but was unable to agree on a restructuring on terms acceptable to the Company and the holders of the 2008 Notes. In a related move, AtheroGenics has retained Morgan Stanley to assist it in evaluating restructuring alternatives to its current capital structure.  Holders of all three series of convertible notes: the 2008 Notes, the 2011 Notes and the 1.5% Convertible Notes due February 1, 2012 (the “2012 Notes”, CUSIP 047439AD6 and CUSIP 047439AC8) are invited to contact Morgan Stanley (contact information below) for further information.

 “The very large debt burden of the Company has created a significant impediment to our ability to effectively develop our primary asset, AGI-1067,” said Russell M. Medford, M.D., Ph.D., President and Chief Executive Officer of AtheroGenics. “We believe that our actions today appropriately account for the interests of the Company’s various stakeholders.” Dr. Medford further stated, “We continue to believe that there is a significant medical need and commercial opportunity for our novel lead drug candidate, AGI-1067, which could become the first diabetes treatment with demonstrated cardiovascular safety and the potential to reduce serious cardiovascular events.”

The Company intends to meet with the U.S. Food and Drug Administration in the near term to discuss its plans for the second phase 3 clinical trial of AGI-1067 as a treatment for type 2 diabetes.

The action announced today results in an event of default under the indenture governing the 2008 Notes and creates an event of default under the indentures governing the 2011 Notes and the 2012 Notes. The 2011 Notes and 2012 Notes will be immediately due and payable upon the Company’s receipt of written notice from either the trustee for such notes or the holders of not less than 25% in aggregate principal amount of each series of notes.  The Company will be continuing to work with Morgan Stanley to develop a solution that addresses all of its outstanding notes.

Morgan Stanley contact information

Simon Morgan 212-761-2219 or by email at:  Simon.J.Morgan@morganstanley.com
Francesco Cipollone 212-761-1941 or by email at:  Francesco.Cipollone@morganstanley.com

About AtheroGenics
AtheroGenics is focused on the discovery, development and commercialization of novel drugs for the treatment of chronic inflammatory diseases, including diabetes and coronary heart disease (atherosclerosis). The Company's lead antioxidant and anti-inflammatory drug candidate, AGI-1067, is being studied for the treatment of diabetes and has successfully completed a Phase 3 clinical trial known as ANDES (AGI-1067 as a Novel Anti-Diabetic Agent Evaluation Study). In addition, the Company has other clinical and preclinical anti-inflammatory compounds, including AGI-1096, an oral agent for the prevention of organ transplant rejection. For more information about AtheroGenics, please visit http://www.atherogenics.com.

Disclosure Regarding Forward-Looking Statements
Statements contained in this press release that relate to events or developments that we expect or anticipate will occur in the future are deemed to be forward-looking statements, and can be identified by words such as "believes," "intends," "expects" and similar expressions. AtheroGenics cautions investors not to place undue reliance on the forward-looking statements contained in this release. An example of a forward looking statement in this press release includes the Company’s plans to attempt to realign its capital structure through a restructuring of its convertible notes and to meet with the FDA in the near term to discuss its plans for the second phase 3 clinical trial of AGI-1067 as a treatment for type 2 diabetes.  The Company has not commenced negotiations with the holders of its convertible notes with respect to a restructuring of all of its outstanding indebtedness.  All discussions to date have been limited to restructuring alternatives for the 2008 Notes. Accordingly, no agreement related to a restructuring has been reached and there can be no assurance that the Company will be able to restructure its convertible notes on terms acceptable to the Company, or at all.  If the Company is unable to restructure its convertible notes, it may elect to seek relief under the bankruptcy code.  This and other such statements are subject to certain factors, risks and uncertainties that may cause actual results, events and performances to differ materially from those referred to in such statements. For example, additional information relating to the safety, efficacy or tolerability of AGI-1067 may be discovered upon further analysis of clinical trial data. The FDA might not allow us to conduct further studies of the efficacy of AGI-1067 after our anticipated meetings with them for the same or new endpoints, and, to the extent approved, additional clinical trial work may take a significant period of time to complete or require significant additional resources to complete. We cannot ensure that AGI-1067 will ever be approved or be proven safe and effective for use in humans. These and other risks are discussed in AtheroGenics' Securities and Exchange Commission filings, including, but not limited to, the risks discussed in AtheroGenics' Annual Report on Form 10-K for the fiscal year ended December 31, 2007 and Quarterly Report on Form 10-Q for the quarter ended June 30, 2008, which are specifically incorporated by reference into this press release. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future events, or otherwise.

CONTACTS:

AtheroGenics, Inc.	Media Inquiries	Investor Inquiries
Mark P. Colonnese	Jayme Maniatis/Dana Conti	Lilian Stern
Executive Vice President	Schwartz Communications, Inc.	Stern Investor Relations, Inc.
678-336-2511	781-684-0770	212-362-1200
investor@atherogenics.com	atherogenics@schwartz-pr.com	lilian@sternir.com

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